===============================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                ----------------

                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

                                ----------------


Date of Report (Date of earliest event reported):  June 16, 2006

                 CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED
             (Exact name of registrant as specified in its charter)


         Maryland                   000-25771             13-3951476
(State or other jurisdiction       (Commission           (IRS Employer
     of incorporation)             File Number)       Identification Number)











                  50 Rockefeller Plaza                        10020
                      New York, NY                          (Zip Code)
        (Address of principal executive offices)






                                 (212) 492-1100
              (Registrant's telephone number, including area code)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))


===============================================================================

ITEM 2.06.  Material Impairments.

On June 12, 2006, the asset operating committee of the registrant's advisor approved a plan to restructure a master lease with Starmark Holdings, LLC ("Starmark") for 15 properties. The registrant owns a 41% interest in a venture which owns these properties and accounts for this investment under the equity method of accounting on its financial statements. Certain of its affiliates own the remaining interests in the venture including Corporate Property Associates 15 Incorporated which owns a 44% interest and Corporate Property Associates 12 Incorporated which owns the remaining 15%. The venture purchased these properties in 2003 from Starmark in a sale-leaseback transaction for approximately $178 million and had obtained financing totaling approximately $108.3 million, of which the registrant's share is $73 million and $44.4 million, respectively. Under the restructuring plan, the master lease agreement will be terminated and ten properties will be re-leased among three new tenants unaffiliated with Starmark. In addition, four properties under the master lease agreement will be sold to one of the new tenants, the proceeds of which will be retained by the tenant as a lease inducement relating to six of the properties, and one property will either be re-leased to a third party or sold.

Upon termination of the master lease agreement, the venture expects to retain security deposits and prepaid rent totaling approximately $7.6 million in cash (registrant's pro rata share of approximately $3.1 million) and a lease termination payment currently estimated by the registrant to range between $6.5 million and $10.5 million (registrant's pro rata share of approximately $2.7 million to $4.3 million). The amount and timing of the receipt of the lease termination payment is contingent upon the net proceeds Starmark expects to receive from the disposition of certain of its assets. The security deposit, prepaid rent and lease termination payment will be recognized as income upon termination of the master lease agreement, which is currently anticipated to occur during 2006.

In connection with this restructuring, the venture will defease/repay the existing debt of approximately $101.1 million (registrant's pro rata share of approximately $41.5 million) and obtain new limited recourse financing of approximately $105 million on the properties that will be re-leased (registrant's pro rata share of approximately $43 million). The venture expects to incur prepayment penalties and related debt defeasance costs totaling approximately $10.8 million (registrant's pro rata share of approximately $4.4 million), which is currently anticipated to occur during 2006.

As a result of approving the restructuring plan, the venture will incur an impairment charge totaling approximately $25.2 million (registrant's pro rata share of approximately $10.3 million during the quarter ending June 30, 2006 to write off intangible assets of $18.9 million (registrant's pro rata share of approximately $7.7 million) on properties leased to Starmark and $6.3 million (registrant's pro rata share of approximately $2.6 million) to reduce the carrying value of the four properties to be sold to their estimated fair values.

The registrant's share of the effects of the venture's transactions will be reflected as part of income from equity investments in the registrant's statements of income in the periods described.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                            CORPORATE PROPERTY ASSOCIATES 14
                                   INCORPORATED



Date: June 16, 2006         By: /s/ Mark J. DeCesaris
                                -----------------------------------------
                                Mark J. DeCesaris, Managing Director and
                                Acting Chief Financial Officer